Exhibit 99.1

FOR IMMEDIATE RELEASE

HUMBL Announces CEO Leadership Transition

San Diego, CA – September 17, 2025 – HUMBL, Inc. (“HUMBL”) announced today that the Board of Directors has appointed Gregory L. Hopkins as CEO.

Mr. Hopkins brings extensive experience across public companies, private enterprises, and government service. In the public company sector, Mr. Hopkins served as Senior Vice President at Energy Solutions, a global energy services company, focusing on the growth of nuclear energy services in Salt Lake City, Utah.

In government, Mr. Hopkins began his career in Washington, D.C., working for several Members of Congress before serving as Chief of Staff to Senator Robert Bennett and running three of his successful senate campaigns. Mr. Hopkins was appointed by President George H.W. Bush as a Presidential Appointee to his administration and later served as Chairman of Governor Jon Huntsman’s successful gubernatorial campaign and transition committee in Utah.

In real estate, Mr. Hopkins was a Founding Partner of Utaz Investments in Arizona, where he developed and sold residential and commercial properties. In addition, Mr. Hopkins has developed and managed hospitality properties in the Mountain West and Hawaii, further broadening his background in real estate and operations.

As CEO, Mr. Hopkins will be leading the discussions around potential companies and real-world assets to bring into the HUMBL public company vehicle, aligning with HUMBL’s mission to bridge digital technologies and real world assets.

“I am honored to step into this role at such a pivotal moment in the company’s lifecycle. With the recent changes in technology and regulation, HUMBL is uniquely positioned at the intersection of digital technologies and real-world assets, and I look forward to advancing discussions that can expand the company’s portfolio and create long-term value for our shareholders,” said Mr. Hopkins.

Mr. Hopkins holds a B.S. in Political Science from the University of Utah, and studied International Relations at BYU for two years, prior to beginning his government service in Washington D.C. He resides in Holladay, Utah, with his wife, where they have raised four children.

About HUMBL, Inc.

HUMBL, Inc. is focused on the convergence of digital technologies and real-world assets.

Investor Relations Contact:

IR@HUMBL.com